Exhibit 99.2

P.O. Box 25099 • Richmond, VA 23260 • Phone: (804) 359-9311 • Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	4:00 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3594
	Email:	investor@universalleaf.com

Universal Corporation Announces 12% Increase in Earnings per Share

Richmond, VA, November 6, 2008 / PRNEWSWIRE

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported a 12% increase in earnings per diluted share to $1.38 for the Company’s second fiscal quarter, which ended on September 30, 2008. These results represented net income of $41.8 million compared to $39.8 million, or $1.23 per diluted share, last year. The quarter reflected very strong operations in all of the Company’s reported segments, but it also included the negative effects of currency remeasurement related to Brazilian net monetary assets that reduced operating income by $25 million. Revenues increased by 20% to $785.6 million, primarily due to increased costs of green leaf that were passed through in sales prices as well as to increased volumes after the very low African crops last year. Similar factors affected the six-month results. Net income for the first half of the year was $62.9 million, or $2.02 per diluted share, up from $58.5 million, or $1.80 per diluted share, reported last year. Revenues increased by 17% during the period.

Mr. Freeman stated, “We are pleased with the performance of our operations during this first half of the fiscal year. The devaluation of the Brazilian currency unfortunately occurred at a time when our net monetary asset position in local currency was at a seasonal peak, hurting a quarter that otherwise showed significant improvement over last year. We continued to strengthen customer relationships, and we reduced the level of our uncommitted inventories. Each region has delivered operating improvements as a result of hard work as well as careful attention to costs. They have done so despite the escalating cost of green leaf as all areas worked to ensure sustainability of supply in the face of competing crops. Volumes recovered in Africa this year, and signs are beginning to point to a very large burley crop there next year. Those expected crop levels could cause world production to approach or exceed the recent peak levels produced in 2004, which would replenish inventories and move worldwide supply to a balanced position or perhaps even a slight oversupply. Flue-cured tobacco supply is also expected to increase and could reach levels produced in the 2005 crop. The overall flue-cured supply is expected to remain mostly balanced, but the increased supply could lead to excess in the market. We continue to work to maintain future production of the type of quality tobacco that our customers require. We have been successfully navigating the current storm in financial markets. We have reached what is normally a peak working capital period during the year, and we believe that our financial resources are adequate to meet our needs.”

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Universal Corporation

Results for the flue-cured and burley operations were nearly flat for the quarter at about $67 million, although revenues increased by 25%. North America’s revenues and operating income were consistent with last year, although U.S. crop deliveries were later this year and that delay reduced processing volumes. The unit was able to offset that impact with cost savings and sales of old crop tobacco in both Canada and the United States. Operating income for the Other Regions segment was flat for the quarter despite increases in volume from the larger African burley crops and higher shipments in Europe that had been delayed from the first quarter. These improved earnings were offset by lower results from the Company’s South American operations due to continued shipment delays and currency remeasurement losses in Brazil, where the local currency weakened by approximately 20% during the quarter. Some of the remeasurement losses were attributable to advances to farmers for crop inputs for the upcoming growing season. Crop inputs were more expensive this year due to increased fertilizer prices and the weaker U.S. dollar at the time they were purchased. Although they are related to production of 2008-09 crop leaf that will be sold next year, these advances are remeasured in U.S. dollars along with all other monetary assets and liabilities each reporting period, and the related remeasurement loss affects operating income this year when the prior 2007-08 crop is being sold. Asian operations saw improved earnings on higher volumes. Revenues for Other Regions increased by 27%, to $686 million.

For the six months, results for flue-cured and burley operations increased by more than 7%, to over $100 million. A significant portion of the improvement was due to stronger performance in North America where cost savings and sales of old crop tobacco boosted income and revenues. In Other Regions, stronger results were driven by better volumes across the African region, as well as reduced charges and write downs there. Results of European operations were higher as well, primarily due to shipment timing benefits and higher volumes in the region’s tobacco sheet business. South American results were hampered by shipment delays and the effect of the previously mentioned remeasurement losses. The currency devalued by almost 9% over the six-month period, compared to an 11% strengthening last year. Revenues for this segment were up by 23% to $1.1 billion for the six months.

Results for Other Tobacco Operations more than doubled due to improved performance by the oriental tobacco joint venture reflecting higher volumes, which included one-time trading opportunities, as well as currency gains. Dark tobacco operations also improved, primarily due to increased domestic crop volumes. Special Services, where sales were accelerated last year, showed the expected decline related to the shift of business to the origins, and that change also caused the 33% decline in segment revenue in the quarter. The same factors caused six-month results to improve by over 20%.

Net interest expense increased by $3.7 million in the quarter compared to last year, primarily because of increased cash requirements to fund crop purchases. Universal also made substantial progress on its share repurchase program, spending about $107 million to purchase 2.15 million shares during the six months. The effective tax rate remained near 33% compared to last year’s rate of over 36% as management expects to utilize more of the Company’s foreign tax credits, which caused the reduction of a valuation allowance for those credits.

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Universal Corporation

Additional information

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2008.

At 4:30 p.m. (Eastern Time) on November 6, 2008, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site for three months. A taped replay of the call will also be available until November 26, 2008, by dialing (800) 642-1687. The confirmation number to access the replay is 72249036

Headquartered in Richmond, Virginia, Universal Corporation is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. Its revenues from continuing operations for the fiscal year ended March 31, 2008, were $2.1 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

(In thousands of dollars, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,

	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$785,590	$655,330	$1,291,877	$1,105,547
Costs and expenses
Cost of goods sold	630,447	512,614	1,033,700	878,663
Selling, general and administrative expenses	83,948	66,569	148,795	117,676
Restructuring costs	—	—	—	3,304

Operating income	71,195	76,147	109,382	105,904
Equity in pretax earnings (loss) of unconsolidated affiliates	7,583	(2,389)	7,533	(1,246)
Interest income	417	4,576	1,367	8,864
Interest expense	10,113	10,569	17,779	21,960

Income before income taxes and other items	69,082	67,765	100,503	91,562
Income taxes	23,115	24,577	33,396	33,733
Minority interests, net of income taxes	4,185	2,715	4,214	(822)

Income from continuing operations	41,782	40,473	62,893	58,651
Income from discontinued operations, net of income taxes	—	(675)	—	(145)

Net income	41,782	39,798	62,893	58,506
Dividends on convertible perpetual preferred stock	(3,713)	(3,712)	(7,425)	(7,425)

Earnings available to common shareholders	$38,069	$36,086	$55,468	$51,081

Basic earnings per common share:
From continuing operations	$1.50	$1.34	$2.12	$1.88
From discontinued operations	—	(0.02)	—	(0.01)

Net income	$1.50	$1.32	$2.12	$1.87

Diluted earnings per common share:
From continuing operations	$1.38	$1.25	$2.02	$1.81
From discontinued operations	—	(0.02)	—	(0.01)

Net income	$1.38	$1.23	$2.02	$1.80

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	September 30, 2008	September 30, 2007	March 31, 2008

	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$40,765	$381,094	$186,070
Short-term investments	15,950	—	58,889
Accounts receivable, net	284,107	229,687	231,107
Advances to suppliers, net	149,096	100,347	149,376
Accounts receivable—unconsolidated affiliates	34,403	51,559	43,718
Inventories—at lower of cost or market:
Tobacco	778,053	638,214	602,945
Other	80,095	47,524	42,562
Prepaid income taxes	10,058	9,227	17,696
Deferred income taxes	32,979	24,739	22,737
Other current assets	90,503	65,632	61,960
Current assets of discontinued operations	—	4,564	—

Total current assets	1,516,009	1,552,587	1,417,060

Property, plant and equipment
Land	16,133	16,684	16,460
Buildings	255,875	245,788	254,737
Machinery and equipment	504,568	509,791	519,695

	776,576	772,263	790,892
Less accumulated depreciation	(450,946)	(432,222)	(456,059)

	325,630	340,041	334,833

Other assets
Goodwill and other intangibles	106,267	104,493	106,647
Investments in unconsolidated affiliates	108,137	105,228	116,185
Deferred income taxes	33,512	79,528	49,632
Other noncurrent assets	96,767	126,243	109,755

	344,683	415,492	382,219

Total assets	$2,186,322	$2,308,120	$2,134,112

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	September 30, 2008	September 30, 2007	March 31, 2008

	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Notes payable and overdrafts	$260,511	$117,173	$126,229
Accounts payable and accrued expenses	200,310	195,320	210,354
Accounts payable—unconsolidated affiliates	320	125	10,343
Customer advances and deposits	60,326	109,432	21,030
Accrued compensation	17,632	14,733	25,484
Income taxes payable	9,891	13,537	8,886
Current portion of long-term obligations	79,500	154,000	—
Current liabilities of discontinued operations	—	1,642	—

Total current liabilities	628,490	605,962	402,326

Long-term obligations	321,617	399,272	402,942

Pensions and other postretirement benefits	91,562	104,764	88,278

Other long-term liabilities	72,906	77,239	84,958

Deferred income taxes	35,335	39,989	36,795

Total liabilities	1,149,910	1,227,226	1,015,299

Minority interests	7,288	5,119	3,182

Shareholders’ equity
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 5,000,000 shares authorized, 219,999 shares issued and outstanding (219,999 at September 30, 2007, and March 31, 2008)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 25,026,040 shares issued and outstanding (27,374,956 at September 30, 2007, and 27,162,150 at March 31, 2008)	193,643	198,086	206,436
Retained earnings	653,402	698,340	711,655
Accumulated other comprehensive loss	(30,944)	(33,674)	(15,483)

Total shareholders’ equity	1,029,124	1,075,775	1,115,631

Total liabilities and shareholders’ equity
	$2,186,322	$2,308,120	$2,134,112

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Six Months Ended September 30,
	2008	2007
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS:
Net income	$62,893	$58,506
Adjustments to reconcile net income to net cash provided (used) by operating activities of continuing operations:
Net loss from discontinued operations	—	145
Depreciation	22,000	20,585
Amortization	493	1,324
Provisions for losses on advances and guaranteed loans to suppliers	9,972	9,217
Remeasurement loss (gain), net	24,603	(2,907)
Restructuring costs	—	3,304
Other, net	12,671	10,572
Changes in operating assets and liabilities, net	(321,938)	(56,531)

Net cash provided (used) by operating activities of continuing operations	(189,306)	44,215

CASH FLOWS FROM INVESTING ACTIVITIES OF CONTINUING OPERATIONS:
Purchase of property, plant and equipment	(21,748)	(13,365)
Purchases of short-term investments	(9,658)	—
Maturities and sales of short-term investments	52,740	—
Proceeds from sale of business, less cash of business sold	—	25,156
Proceeds from sale of property, plant and equipment, and other	14,298	15,923

Net cash provided by investing activities of continuing operations	35,632	27,714

CASH FLOWS FROM FINANCING ACTIVITIES OF CONTINUING OPERATIONS:
Issuance (repayment) of short-term debt, net	144,884	(23,236)
Repayment of long-term debt	—	(10,000)
Issuance of common stock	37	16,051
Repurchase of common stock	(105,689)	—
Dividends paid on convertible perpetual preferred stock	(7,425)	(7,425)
Dividends paid on common stock	(22,962)	(24,103)
Other	—	(907)

Net cash provided (used) by financing activities of continuing operations	8,845	(49,620)

Net cash provided (used) by continuing operations	(144,829)	22,309

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities of discontinued operations	—	6,495
Net cash used by investing activities of discontinued operations	—	(17)
Net cash used by financing activities of discontinued operations	—	(4,957)

Net cash provided by discontinued operations	—	1,521

Effect of exchange rate changes on cash	(476)	147

Net increase (decrease) in cash and cash equivalents	(145,305)	23,977
Cash and cash equivalents of continuing operations at beginning of year	186,070	358,236
Cash and cash equivalents of discontinued operations at beginning of year	—	239
Less: Cash and cash equivalents of discontinued operations at end of period	—	1,358

Cash and cash equivalents at end of period	$40,765	$381,094

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is one of the world’s leading leaf tobacco merchants and processors. The Company previously had non-tobacco operations, but sold most of them in fiscal year 2007. The remaining non-tobacco businesses, or the assets of those businesses, were sold during fiscal year 2008. Those operations are reported as discontinued operations for all periods in the Company’s financial statements.

Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This document should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

NOTE 2. GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At September 30, 2008, the Company’s total exposure under guarantees issued by its operating subsidiary in Brazil for banking facilities of farmers in that country was approximately $135 million. About 50% of these guarantees expire within one year, and all of the remainder expire within five years. The subsidiary withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party banks. Failure of farmers to deliver sufficient quantities of tobacco to the subsidiary to cover their obligations to third-party banks could result in a liability for the subsidiary under the related guarantee; however, in that case, the subsidiary would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make is the face amount including unpaid accrued interest, or $135 million ($200 million as of September 30, 2007, and $218 million at March 31, 2008). The accrual recorded for the fair value of the guarantees was approximately $8 million and $10 million at September 30, 2008 and 2007, respectively, and approximately $13 million at March 31, 2008. The accrual was increased by approximately $1.3 million in the quarter ended June 30, 2008, due to the adoption of SFAS 157. In addition to these guarantees, the Company has other contingent liabilities totaling approximately $52 million, primarily related to a bank guarantee that bonds an appeal of a 2006 fine in the European Union.

Various subsidiaries of the Company are involved in other litigation and tax examinations incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectations, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

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Universal Corporation

NOTE 3. EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the periods presented in the consolidated statements of income.

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except per share data)	2008	2007	2008	2007
Basic Earnings Per Share
Numerator for basic earnings per share
From continuing operations:
Income from continuing operations	$41,782	$40,473	$62,893	$58,651
Less: Dividends on convertible perpetual preferred stock	(3,713)	(3,712)	(7,425)	(7,425)

Earnings available to common shareholders from continuing operations	38,069	36,761	55,468	51,226

From discontinued operations:
Earnings (loss) available to common shareholders from discontinued operations	—	(675)	—	(145)

Net income available to common shareholders	$38,069	$36,086	$55,468	$51,081

Denominator for basic earnings per share
Weighted average shares outstanding	25,404	27,370	26,146	27,249

Basic earnings per share:
From continuing operations	$1.50	$1.34	$2.12	$1.88
From discontinued operations	—	(0.02)	—	(0.01)

Net income per share	$1.50	$1.32	$2.12	$1.87

Diluted Earnings Per Share
Numerator for diluted earnings per share
From continuing operations:
Earnings available to common shareholders from continuing operations	$38,069	$36,761	$55,468	$51,226
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,713	3,712	7,425	7,425

Earnings available to common shareholders from continuing operations for calculation of diluted earnings per share	41,782	40,473	62,893	58,651

From discontinued operations:
Earnings (loss) available to common shareholders from discontinued operations	—	(675)	—	(145)

Net income available to common shareholders	$41,782	$39,798	$62,893	$58,506

Denominator for diluted earnings per share:
Weighted average shares outstanding	25,404	27,370	26,146	27,249
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,716	4,710	4,715	4,710
Employee share-based awards	229	350	224	391

Denominator for diluted earnings per share	30,349	32,430	31,085	32,350

Diluted earnings per share:
From continuing operations	$1.38	$1.25	$2.02	$1.81
From discontinued operations	—	(0.02)	—	(0.01)

Net income per share	$1.38	$1.23	$2.02	$1.80

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Universal Corporation

NOTE 4. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands of dollars)	2008	2007	2008	2007
SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$54,866	$53,921	$103,293	$88,685
Other regions (1)	686,276	534,576	1,087,761	877,863

Subtotal	741,142	588,497	1,191,054	966,548
Other tobacco operations (2)	44,448	66,833	100,823	138,999

Consolidated sales and other operating revenues	$785,590	$655,330	$1,291,877	$1,105,547

OPERATING INCOME (LOSS)
Flue-cured and burley leaf tobacco operations:
North America	$3,750	$4,154	$3,324	$(1,031)
Other regions (1)	62,453	63,654	97,638	95,912

Subtotal	66,203	67,808	100,962	94,881
Other tobacco operations (2)	12,575	5,950	15,953	13,081

Segment operating income	78,778	73,758	116,915	107,962
Less:
Equity in pretax earnings (loss) of unconsolidated affiliates (3)	7,583	(2,389)	7,533	(1,246)
Restructuring costs (4)	—	—	—	3,304

Consolidated operating income	$71,195	$76,147	$109,382	$105,904

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)	Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.
(3)	Item is included in segment operating income, but not included in consolidated operating income.
(4)	Item is not included in segment operating income, but is included in consolidated operating income.

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